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                                                                    EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE
     BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.


                                  CONFIDENTIAL
                    MUTUAL RELEASE AND TERMINATION AGREEMENT

         This Mutual Release and Termination Agreement (this "Termination Agreement"), dated as of September 15, 2001, is made and entered into by and between America Online, Inc. ("AOL"), with offices located at 22000 AOL Way, Dulles, Virginia 20166 and PurchasePro.com, Inc. ("PurchasePro"), a Nevada corporation with principal offices located at 7690 West Cheyenne Avenue, Las Vegas, Nevada 89129 (each a "Party" and collectively the "Parties").

                                  INTRODUCTION

         WHEREAS, AOL and PurchasePro are parties to multiple agreements bearing effective dates prior to the Termination Effective Date, (collectively, the "Agreements," but, specifically excluding the Continuing Agreements as defined below).

         WHEREAS, the Parties have agreed to terminate all Agreements.

         NOW, THEREFORE, in consideration of the terms and conditions set forth in this Termination Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AOL and PurchasePro hereby agree to terminate the Agreements and release each other from their respective obligations in accordance with the following terms and conditions:

                                      TERMS


1. PAYMENT AMOUNT. AOL agrees to pay PurchasePro a guaranteed cash payment of One Million Five Hundred Thousand Dollars (US $1,500,000.00), payable within three (3) business days of execution hereof (the "Payment Amount") [...***...]


2.       TERMINATION.


         (a) AOL and PurchasePro hereby agree to terminate all Agreements and any amendments to such Agreements (but specifically excluding the Continuing Agreements), including without limitation, the following:


                  (i)      the IMA;


                  (ii) Technology Development Agreement dated March 15, 2000 (the "Technology Development Agreement" or "TDA");


                  (iii) Bulk Subscriptions Sales Agreement dated December 1, 2000, as amended; and


                  (iv) Advertising Services Agreement dated December 1, 2000 (the "ASA").


         (b) As stated above, the Agreements subject to this Termination Agreement shall specifically exclude the Continuing Agreements. For the avoidance of doubt, the Parties acknowledge that this Termination Agreement shall have no affect on either Parties' rights or obligations under any Continuing Agreement. For purposes of this Termination Agreement, "Continuing Agreements" shall mean the following: [...***...]


[...***...] CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE
            COMMISSION.
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         In addition to the foregoing, the Parties acknowledge and agree that this Termination Agreement shall become effective only and immediately after the Parties execution of this Termination Agreement (the "Termination Effective Date").

3. JOINTLY DEVELOPED TECHNOLOGY. The Parties acknowledge and agree that as of the Termination Effective Date, the Jointly Developed Technology includes, and is limited to, the technology set forth in Schedule A attached hereto with all rights of ownership and use (including all Intellectual Property Rights related thereto) as set forth in Section
         7.5 thereof, which, shall survive termination of the TDA. The Parties acknowledge and agree that within thirty (30) days of the Termination Effective Date, each Party shall, for each disparate item of technology set forth


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         on Schedule A, complete performance of any required action of such
         Party set forth on Schedule A for such item of technology.

4.       SURVIVAL.

         (a) Notwithstanding the survival provisions of any of the Agreements terminated by this Termination Agreement, except to the extent specifically modified pursuant to this Section 4 of this Termination Agreement, the provisions of the Agreements which by their terms are intended to survive termination of such Agreements shall survive the termination effected hereby. Without limiting the generality of the foregoing, the Parties to this Termination Agreement agree and acknowledge that:

                  (i) the following provisions shall specifically survive termination of the Agreements in which such provisions are contained: IMA, Sections 3.9.4, 5.3 (as modified by Section 4(a)(ii) below) and 5.4; IMA, Exhibit F, Sections 3 - 9 (with Section 3 hereby amended to include such tradenames, trademarks and services marks of AOL as are contained in the AOL Exchange as of the Termination Effective Date or are hereafter furnished to PurchasePro by AOL for the purpose of modifying the branding of the AOL Exchange), 11 - 16 (including all provisions relating to use of data after termination), 18 - 22, 24 - 30; TDA, Sections 4.2(c), 4.3(g), 12 and the sections enumerated in Section 8.4 of the TDA (subject to the modifications to Section 7 of the TDA set forth in
                           Section 4(b)(ii) below);

                  (ii) neither party shall have any payment obligations under any of the Agreements, whether related to Continued Linking rights (as described in Section 5.3 of the Interactive Marketing Agreement rights), guaranteed fixed payments, revenue sharing payments, commissions or otherwise, except as set forth in this Termination Agreement or any Continuing Agreement; and

                  (iii) All solicitations by PurchasePro using information contained in the NetBusiness Card database as permitted under Exhibit F of the IMA, shall be subject to the following:

                           (x) if such proposed solicitation is of a PurchasePro product existing as of the Termination Effective Date and is to be conducted in a manner (e.g., content and frequency of solicitation) which is consistent with the types of communications set forth on Schedule C attached hereto, then PurchasePro may conduct such solicitation; provided, however, that PurchasePro will reasonably consider any suggestions from AOL related to such proposed solicitation.

                           (y) PurchasePro will provide AOL with reasonable advance written notice (in no event less than thirty (30) days) of any solicitations not described in the foregoing Section 4(a)(iii)(x). With respect to such solicitations, the Parties will work together in good faith to create a mutually agreeable marketing message that complies with all applicable privacy policies. If, however, the Parties are unable to agree on the advisability or content of such proposed solicitation, AOL shall provide PurchasePro with a written listing of its objections to such proposed solicitation and, if PurchasePro is unable or unwilling to modify the proposed solicitation to address such objections, the matter shall be referred for resolution in accordance with the dispute resolution procedures set forth in Section 8 of the IMA (in the event AOL does not provide such a listing within ten (10) business days from receipt of written notice of the proposed solicitation, AOL shall be deemed to have no objections and the proposed solicitation shall be


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                                    deemed approved by AOL). The Management
                                    Committee or arbitrators, as the case may be, shall devise a resolution which addresses the objections of AOL to the extent that AOL's objections are reasonably designed to protect a legitimate interest or right of AOL and does not unduly restrict the ability of PurchasePro to effectively market its products. If these dispute resolution procedures have been invoked, no disputed proposed solicitation shall be implemented until such dispute resolution process has been completed. Once a proposed solicitation has been approved by AOL or is otherwise permitted to be implemented pursuant to this section 4 (a) (iii) (y), such solicitations shall be deemed to be, and treated as, solicitations for a PurchasePro existing product existing as of the Termination Effective Date and treated in accordance with 4 (a) (iii) (x) above.

         (b) Without limiting the generality of Section 4(a) above, the Parties agree and acknowledge that notwithstanding any inconsistent term of the TDA or IMA, after the execution of this Termination Agreement at no cost to AOL:

                  (i) Until such time as AOL delivers notice to PurchasePro that AOL no longer desires that PurchasePro do so or March 14, 2003, whichever occurs first, PurchasePro will continue to: (x) Host the Platform for the AOL Exchange (defined as the Marketplace resulting from the collective efforts of PurchasePro and AOL prior to the Termination Effective Date which, as of the Termination Effective Date, is manifested as the "Netbusiness Marketplace" located at the URL: http://purchasepro.netscape.com) after the termination of the IMA and TDA in a manner materially consistent and substantially similar to the manner in which the AOL Exchange was hosted by PurchasePro immediately prior to the Termination Effective Date; and (y) ensure that the Hosting of the AOL Exchange is maintained in a manner that is materially compliant with the Hosting and Operating Standards set forth in Exhibit A to the TDA.

                  (ii) AOL shall retain its licenses granted under Section 7 of the TDA; provided that the parties acknowledge and agree that: (x) such licenses for all PurchasePro Technology and PurchasePro Private Marketplace Technology are object code licenses (i.e., not source code licenses); (y) within thirty (30) days of the Termination Effective Date the Parties shall enter into a mutually agreed upon form of software escrow agreement for the source code underlying the PurchasePro Technology and PurchasePro Private Marketplace Technology (the "PurchasePro Source Code") which software escrow agreement shall provide for the release of the PurchasePro Source Code to AOL in the event of PurchasePro's insolvency or an uncured failure to perform maintenance obligations with respect to either the Purchase Pro Technology or the Purchase Pro Private Marketplace Technology; and, accordingly (z) AOL's right to modify the Purchase Pro Technology and the Purchase Pro Private Technology shall, notwithstanding the language set forth in Section 7 of the TDA, not arise until such time, if ever, as the PurchasePro Source Code is released to AOL under the terms of such software escrow agreement.

                  (iii) Until such time as AOL delivers notice to PurchasePro that AOL no longer desires that PurchasePro do so or March 14, 2003, whichever occurs first, to the extent that PurchasePro develops, creates or licenses any Purchase Pro Improvements, PurchasePro will make such Purchase Pro Improvements available to AOL. Any such PurchasePro Improvements made available to AOL are hereby deemed for all purposes to be Purchase Pro Technology and shall be


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                           licensed to AOL under the license provisions
                           pertaining to Purchase Pro Technology.
                           Notwithstanding any other provision to the contrary, AOL shall only use Purchase Pro Improvements as incorporated or integrated into, or otherwise in conjunction with, PurchasePro Technology previously licensed to AOL.

                  (iv) PurchasePro will permit AOL to maintain a Continued Link; provided that AOL shall have no obligation to actually establish or maintain such Continued Link and, regardless of whether AOL elects to maintain such Continued Link, no revenue share or other fees shall be payable by AOL under Section 5.3 of the IMA or any other provision of either the IMA or the TDA.


5.       RELEASE. Effective upon the Termination Effective Date, and subject to
         Section 4 above, each Party releases and forever discharges the other Party and all of its stockholders, employees, agents, successors, assigns, legal representatives, affiliates, directors and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, whether known or unknown, which such Party or any of its stockholders, employees, agents, successors, assigns, legal representatives, affiliates, directors or officers have had, now have or may in the future have directly or indirectly arising out of (or in connection with) any of the Agreements including any activities undertaken pursuant to any of the Agreements.

6.       GENERAL PROVISIONS.

         (a) FURTHER ASSURANCES AND FUTURE OPPORTUNITIES. Each Party shall take such further action (including, but not limited to, the execution, acknowledgment and delivery of documents or other tangible items in such Party's possession) as may reasonably be requested by the other Party in order to facilitate the implementation and performance of this Termination Agreement. Notwithstanding anything set forth herein, AOL and PurchasePro may consider future opportunities to transact business in a form and regarding such matters deemed appropriate by the Parties.

         (b)      CONFIDENTIALITY.

                  (i) Except as expressly set forth in the press release attached hereto as Schedule B, neither AOL nor PurchasePro shall disclose the existence of this Termination Agreement or the terms hereof without the prior approval of the other Party, nor publish or release any other press release, promotional materials or other public statement regarding or referencing the other Party except: (a) as may be required by law, rule, regulation, or government or court order, or rules or regulations of any securities exchange; (b) in the case of confidential disclosures on a need to know basis to employees, consultants, counsel, accountants, investors or other professional advisers of the Party and its affiliates; (c) in connection with required tax and accounting disclosures; or (d) in connection with any proceeding to enforce any term of this Termination Agreement. In addition to the foregoing, neither Party shall make any disparaging statements against the other Party. The foregoing sentence shall not apply to any statements made (x) pursuant to any of the exceptions to the first sentence of this paragraph, (y) in any court proceeding or (z) to any governmental entity.

                  (ii) In the event that either Party determines it must issue a press release or other disclosure without the consent of the other Party in reliance on Section 6(b)(i)(a) above, , the disclosing Party shall provide prompt written notice to the non-disclosing Party, but in no event (absent circumstances beyond the reasonable control of the disclosing Party) shall such written notice be provided later than five (5) business days prior to such disclosure. Further, in the event


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                           such disclosure is required of either Party under the
                           laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Termination Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to the SEC or such governing body that such portions of this Termination Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

         (c) ENTIRE AGREEMENT. This Termination Agreement is the entire agreement between the Parties regarding the subject matter contained herein. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the Parties, oral or written, regarding the subject matter contained herein. This Termination Agreement shall not be modified or amended unless done so in a writing signed by authorized representatives of both Parties.

         (d) APPLICABLE LAW. This Termination Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia, without regards to its conflicts of laws principals. Each Party irrevocably consents to the jurisdiction of the courts of the Commonwealth of Virginia, in connection with any action to enforce the provisions of this Termination Agreement or arising under or by reason of this Termination Agreement.

         (e) ASSIGNMENT. Neither Party shall assign this Termination Agreement or any right, interest or benefit under this Termination Agreement without the prior written consent of the other Party; provided that, assignment by a Party to a successor by way of merger, consolidation or sale of all or substantially all of such Party's stock or assets shall not require the consent of the other Party. Subject to the foregoing, this Termination Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

         (f) CONSTRUCTION. In the event that any provision of this Termination Agreement conflicts with the law under which this Termination Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the remainder of this Termination Agreement shall remain in full force and effect.

         (g) COUNTERPARTS. This Termination Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

         (h) DEFINED TERMS. Except as specifically noted to the contrary herein, defined terms used, but not defined in this Termination Agreement shall have the meanings given them in the Agreement in which such defined terms are expressly defined. Other terms used in this Termination Agreement are defined in the context in which they are used and shall have the meanings there indicated. In the event a term defined in this Termination Agreement is also defined in one or more of the Agreements, the term shall be as defined in this Termination Agreement.

         (i) ORDER OF PRECEDENCE. In the event of any conflicts between the provisions contained in this Termination Agreement and the provisions of any of the Agreements, the provisions contained in this Termination Agreement shall prevail. Any defined terms used in the


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                  Agreements and the Continuing Agreements which are wholly or partially re-defined by this Termination Agreement shall be interpreted in such Agreements as being so re-defined.



                           [SIGNATURE PAGE TO FOLLOW]


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IN WITNESS WHEREOF, the Parties hereto have executed this Termination Agreement as of the date first above written.

AMERICA ONLINE, INC.                        PURCHASEPRO.COM, INC.


By:      ________________________           By:      _________________________

Print Name: _____________________           Print Name: ______________________

Title:   ________________________           Title:   _________________________

Date:    ________________________           Date:    _________________________



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                                   SCHEDULE A
                          JOINTLY DEVELOPED TECHNOLOGY

             TECHNOLOGY                             COMMENTS                          ACTION REQUIRED

                                       Consists of code for marketplace
Marketplace Search                     product search and marketplace           AOL to deliver source code to PPRO
                                       supplier search

(version 2.5)

                                       Consists of code that enables
Transparent Registration               seamless registration of                 AOL to deliver source code to PPRO
                                       Netbusiness card holders into the
(version 1.0)                          Netbusiness marketplace powered
                                       by PPRO, which includes API calls
                                       to the Screen Name Service

                                       Consists of redesigned buy flow,
New User Interface                     sell flow, global navigation and         PPRO to deliver HTML for all pages
                                       design templates                         affected by redesign to AOL
(launched on 8/3/01)

Vertical Solution Package              Consists of template code for            AOL to deliver source code to PPRO
                                       displaying vertical partner
(Alpha and Bravo versions)             content


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                                   SCHEDULE B


                                  PRESS RELEASE

                    PURCHASEPRO RESTRUCTURES AOL RELATIONSHIP


Las Vegas - DATE - PurchasePro (Nasdaq: PPRO) today announced that it has restructured its relationship with America Online, Inc.

Under the new agreement, the companies' mutual promotional and payment obligations will cease and future guaranteed payments of $20.7 million by PurchasePro to America Online will be eliminated. The agreement also includes a one-time payment to PurchasePro of $1.5 million in satisfaction of existing obligations. AOL will have the option of utilizing PurchasePro software for the Netscape Netbusiness Marketplace and the companies will work together to identify opportunities that will mutually benefit both companies.

Richard L. Clemmer, PurchasePro Chief Executive Officer, said, "We are pleased to have reached this agreement with AOL and we believe it will be of mutual benefit to both companies moving forward as AOL looks for opportunities to make NetBusiness even more successful in the future."

About PurchasePro

PurchasePro(r), www.purchasepro.com, is a business-to-business e-commerce leader with the stated goal of providing software to enable enterprises of all sizes to gain universal access to the world's largest commerce network. The PurchasePro commerce network comprises more than 251,000 businesses and powers hundreds of private-label marketplaces. PurchasePro provides the following business-to-business e-commerce solutions: e-Procurement for corporate procurement; e-Source for strategic sourcing, v-Distributor for online distributors; and e-MarketMaker for Internet market makers.

Safe Harbor


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                                   SCHEDULE C

                        COMMUNICATIONS TO THE MEMBER BASE
                      AS OF THE TERMINATION EFFECTIVE DATE

1)   Solicitations to member base

     a. PURPOSE: to ensure the customer is gaining maximum value from their participation in the Netbusiness marketplace

     b. CONTENT: further education of how to use the e-commerce application (posting catalogs, processing purchase orders, etc.) and upsell existing PPRO products and/or services (options and add-ons) based on the member's profile and/or feedback

     c. EXAMPLE: PPRO contacts a roofing company in the marketplace because PPRO has identified a large buyer for roofing supplies that is seeking suppliers from the network.

     d.   MEANS: e-mail or phone

     e.   FREQUENCY: Once per quarter

2)   Educational communications of member base

     a.   PURPOSE: education and training on e-commerce application

     b. CONTENT: initial welcome kit to the application, ongoing training and education (step-by-step instructions on how to use/leverage different components of the application)

     c. EXAMPLE: PPRO sends training modules (documents, audio/video streaming, etc.) to members on how to create catalogs, send purchase orders, etc.

     d.   MEANS: mail, phone, e-mail, PPRO website, Gateway retail outlets

     e.   FREQUENCY: Once per month

3)   General communications to member base

     a. PURPOSE: application updates including new features (standard or optional)

     b.   CONTENT: user guides and product update sheets

     c. EXAMPLE: PPRO sends communication to members on how the user interface has changed and how to maximize the new tool to increase value.

     d.   MEANS: mail or e-mail

     e.   FREQUENCY: Once per quarter



NOTE: THE EXAMPLES LISTED IN SUBSECTION C OF EACH SECTION ABOVE ARE FOR
      ILLUSTRATION PURPOSES ONLY.


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